UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported:  June 15, 2009

Commission File Number	Exact name of registrant as specified in its charter, address of principal executive offices and registrant's telephone number	IRS Employer Identification Number
1-8841	FPL GROUP, INC.	59-2449419
700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000

State or other jurisdiction of incorporation or organization:  Florida

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 - FINANCIAL INFORMATION

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

In December 2008, FPL Group Capital Inc (FPL Group Capital), a wholly-owned subsidiary of FPL Group, Inc. (FPL Group), entered into a 12.5 billion Japanese Yen principal amount term loan agreement, which amount may be increased up to a maximum aggregate principal amount of 30.0 billion Japanese Yen, subject to certain terms and conditions of the term loan agreement, to the extent additional commitments are made available by the existing or additional lenders.  On June 15, 2009, FPL Group Capital increased the borrowing capacity available under the Japanese Yen term loan agreement by 14.0 billion Japanese Yen to a total of 26.5 billion Japanese Yen, and on June 19, 2009, increased its borrowings under this term loan agreement by 14.0 billion Japanese Yen to a total of 26.5 billion Japanese Yen.  The loan bears interest at a variable rate equal to Japanese Yen LIBOR plus a specified margin, payable quarterly, and the principal is due in December 2011.  Immediately upon funding of the increased borrowings, FPL Group Capital exchanged the additional 14.0 billion Japanese Yen borrowed for United States Dollars (approximately $146 million) and entered into a cross currency swap to hedge against currency and interest rate movements with respect to both interest and principal payments on the additional borrowings.  Payment of the loan is guaranteed by FPL Group and the loan agreement contains default and associated acceleration provisions relating to the failure to make required payments, the failure of FPL Group to maintain a ratio of funded debt to total capitalization at or below a specified ratio and certain events in bankruptcy, insolvency or reorganization relating to FPL Group Capital or FPL Group, as well as other covenants applicable to FPL Group Capital and FPL Group.  The proceeds from the loan are being used for general corporate purposes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FPL GROUP, INC.
(Registrant)

Date:  June 19, 2009

K. MICHAEL DAVIS
K. Michael Davis Controller and Chief Accounting Officer of FPL Group, Inc. (Principal Accounting Officer of the Registrant)